UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): July 24, 2026

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida	000-55456	46-3914127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12115 Visionary Way, Suite 174, Fishers Indiana, 46038

(Address of principal executive offices)

(317) 855-9926

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 8.01 Other Events

On July 12, 2026, the Board of Directors of American Resources Corporation (the "Company") declared a special cash dividend of $0.0431 per share on the Company's outstanding Class A common stock. The dividend will be payable on August 25, 2026, to shareholders of record as of the close of business on August 15, 2026.

The declaration and payment of the special cash dividend are intended to return capital to the Company's shareholders while maintaining the Company's disciplined capital allocation strategy. Future dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend on the Company's financial condition, results of operations, capital requirements, business conditions and other factors the Board deems relevant.

In addition, pursuant to the terms of the Company's applicable equity incentive plans and award agreements, the Board of Directors authorized the payment of corresponding cash dividend-equivalent amounts with respect to certain qualifying employee stock option awards that are eligible to receive such payments under the terms of the applicable award agreements. Such payments will be made concurrently with the special cash dividend.

On July 24, 2026, the Company issued a press release announcing the declaration of the special cash dividend. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached hereto and filed herewith.

Exhibit No.	Description
99.1	Press Release Dated July 24, 2026

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: July 24, 2026	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer

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